Exhibit 99.1

DiamondRock to Acquire the Renaissance Waverly & the Renaissance Austin Hotels for $237.5 Million

PR Newswire -- November 19, 2006

BETHESDA, Md., Nov. 19 /PRNewswire-FirstCall/ -- DiamondRock Hospitality Company (“DiamondRock”) (NYSE: DRH) today announced that it has entered into a definitive binding agreement to acquire the 521-room Renaissance Waverly Atlanta Hotel and the 492-room Renaissance Austin Hotel. The hotels will be acquired for a combined purchase price of $237.5 million, and the transaction is expected to close before the end of the year. The combined purchase price represents 10.8 times our projected 2007 earnings before interest, taxes, depreciation and amortization (or “EBITDA”) generated by the two hotels.

“These two acquisitions are right-on-strategy for our company. We were able to acquire very high-quality hotels in strong markets at reasonable prices. We also believe that Renaissance is a brand on the rise,” commented William W. McCarten, Chairman and Chief Executive Officer of DiamondRock.

The Renaissance Waverly is the best known hotel in the well established Northwest market of Atlanta. Northwest Atlanta is the second largest office sub-market in Atlanta and is world headquarters to Home Depot as well as home to major offices of IBM, Lockheed Martin, and Coca-Cola. Within its market, the hotel has the best location, attached to the Cobb Galleria Centre, a 320,000 square foot convention center, and is a short walk to the Cumberland Mall. Additionally, the hotel has some of the largest meeting space in greater Atlanta with 65,000 square feet of premier meeting and exhibition space.

The Renaissance Austin Hotel is the most prominent hotel in Austin’s Arboretum submarket along Research Boulevard, the technology corridor of Austin. The area is the world headquarters to Dell Computers as well as home to major offices for other technology companies such as IBM, Motorola, Advanced Micro Devices, Applied Materials, National Instruments, and Samsung. Austin is also home to the state government of Texas and the University of Texas. The hotel has been dominant in its submarket because of its location, brand, and generous 60,000 square feet of meeting space.

“These hotels are poised for excellent growth, which will be enhanced by $12 million in renovations during 2006. The renovations include revenue enhancing projects such as adding 14 new keys at the Austin hotel and repositioning the Waverly hotel’s food & beverage offerings. Additionally, the exceptionally large and high quality meeting and public spaces at the hotels make them the hotels-of-choice for meeting planners and irreplaceable assets,” added John Williams, President and Chief Operating Officer of DiamondRock.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness; relationships with property managers; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs. Although the Company believes the expectations reflected in such forward- looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward- looking statement to conform the statement to actual results or changes in the Company’s expectations.

Reconciliation of Net Income to 2007B EBITDA

Estimated Net Income	3,000,000
Income Taxes	400,000
Depreciation Expense	8,600,000
Interest Expense	10,000,000
Estimated EBITDA	$22,000,000

EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner and acquirer of premium hotel properties. After the acquisition of the Renaissance Waverly Atlanta and the Renaissance Austin hotels, DiamondRock will own 20 hotels with approximately 9,000 rooms. The Company has a strategic acquisition sourcing relationship with Marriott International. For further information, please visit the DiamondRock’s website at http://www.drhc.com.

SOURCE  DiamondRock Hospitality Company
          -0-                                                                      11/19/2006
          /CONTACT:  Mark W. Brugger of DiamondRock Hospitality Company, +1-240-744-1150/
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